Exhibit 10.19

                                LICENSE AGREEMENT

     This License Agreement (the "License Agreement") is made on the 1st day of January, 2011 (the "Effective Date"), by and between AMINCOR, INC., a Nevada corporation, having an office and principal place of business at 1350 Avenue of the Americas, 24th Floor, New York, NY 10019 (hereinafter "Licensor"), and BRESCIA APPAREL CORP., a [New York] corporation, having an office and principal place of business at 241 W. 37th Street, #926, New York, NY 10018 (hereinafter "Licensee").

                                    STATEMENT

     Licensor is the owner of U.S. Trademark Registration No. 1,319,471 for the mark NEWPORT HARBOR, covering men's "outerwear, namely rainwear and coats" (the "Trademark"). Licensor and Licensee have agreed to enter into this License Agreement whereby Licensor will grant to Licensee the exclusive right and license in North America to use the Trademark in the category noted above as part of Licensee's corporate name and in connection with the sale and distribution of outerwear, limited specifically to men's outerwear and rainwear both in textile goods, which are all Licensed Products made from man made fabrics ("Textile Goods") and leather goods, which are all Licensed Products made from animal skin ("Leather Goods"), which bear, incorporate or refer to the Trademark, or which are otherwise used in connection with the Trademark (collectively, the "Licensed Use").

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Grant of License, License Fee and Advertising Expenditures.

a) Grant of License. Licensor hereby grants to Licensee and Licensee hereby accepts the exclusive right and license in North America to use the Trademark for and in connection with the design, manufacture, distribution and sale at wholesale of the Licensed Products (as defined below) throughout North America, under the terms and conditions hereinafter set forth. Licensee may use the Trademark on invoices, order forms, stationery, and telephone and directory listings, on or in connection with all Licensed Products, business materials, on advertising, and on all Packaging Materials (as defined below). Licensee shall take all reasonable steps to ensure that all of Licensee's suppliers, sources and contract manufacturers, as well as Licensee's own manufacturing facilities (if any) shall be in full compliance with all of the terms and conditions of this Agreement, and otherwise in full compliance with all applicable laws, regulations and ordinances (including those relating to the payment of fair wages and the use of underage labor).

b) License Fee. In consideration of the grant of license, Licensee agrees to pay Licensor a fee (the "License Fee") as a percentage of Net Sales in accordance with the following schedule:
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          Year                        License Fee as a Percentage of Net Sales
          ----                        ----------------------------------------
1. (January 1, 2011 through         10%  of  Textile  Goods  Net Sales and 5% of
   June 30, 2012)                   Leather  Goods Net Sales

2. (July 1, 2012 through            10%  of  Textile  Goods  Net Sales and 5% of
   June 30, 2013)                   Leather Goods Net Sales

3. (July 1, 2013 through            7%  of  Textile  Goods  Net Sales and 5%  of
   June 30, 2014)                   Leather Goods Net Sales

4. (July 1, 2014 through            7%  of  Textile  Goods  Net  Sales and 5% of
   June 30, 2015)                   Leather Goods Net Sales

5. (July 1, 2015 through            7%  of  Textile  Goods   Net Sales and 5% of
   June 30, 2016)                   Leather Goods Net Sales

c) "Net Sales" shall mean the total of Licensee's gross wholesale sales of products bearing the Trademark (collectively, the "Licensed Products") shipped by Licensee, exclusive of transportation costs or taxes separately stated on the invoices, less returns, markdowns and allowances in the ordinary course of business. Except as specifically provided for herein, no deductions shall be made for other discounts, advertising allowances, rebates, uncollectible accounts or other costs associated with manufacturing or sourcing the Licensed Products. The License Fee shall be due on each January 1, April 1, July 1 and October 1 based on the Net Sales of the previous quarter (each a "Due Date") during the Term (as defined below), and paid no later than sixty (60) days after the applicable Due Date.

d) Minimum Net Sales. Licensee shall be responsible to pay Licensor the License Fee due on each January 1, April 1, July 1 and October 1 throughout the Term of this License Agreement. The minimum Net Sales shall be as follows:

          Year                                   Minimum Net Sales
          ----                                   -----------------
1. (January 1, 2011 through         $0
   June 30, 2012)

2. (July 1, 2012 through            $1,000,000 (approximately 60% Leather Goods/
   June 30, 2013)                   40% Textile Goods)

3. (July 1, 2013 through            $3,000,000 (approximately 60% Leather Goods/
   June 30, 2014)                   40% Textile Goods)

4. (July 1, 2014 through            $5,000,000 (approximately 60% Leather Goods/
   June 30, 2015)                   40% Textile Goods)

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
5. (July 1, 2015 through            $8,000,000 (approximately 60% Leather Goods/
   June 30, 2016)                   40% Textile Goods)

e) Minimum License Fee: So long as this Agreement is in effect, Licensee shall be obligated to pay Licensor a minimum License Fee based on the Minimum Net Sales thresholds set forth herein, irrespective of whether Licensee achieves such Minimum Net Sales for the respective year.

     By way of example, in year 2 of the First Renewal Term, Licensee shall be obligated to pay Licensor a minimum License Fee of $70,000 (Leather Goods Net Sales (approximately $600,000) x .05 + Textile Goods Net Sales (approximately $400,000) x .10 = $30,000 + $40,000 = $70,000 minimum
     License Fee for year 2 of the First Renewal Term.

     Similarly, in year 3 of the First Renewal Term, Licensee shall be obligated to pay Licensor a minimum License Fee of $210,000 (Leather Goods Net Sales (approximately $1,800,000) x .05 + Textile Goods Net Sales (approximately $1,200,000) x .10 = $90,000 + $120,000 = $210,000 minimum License Fee for year 3 of the First Renewal Term, and so on so forth as applicable for the respective year.

f) Licensee shall keep proper books of record and account in which full, true and correct entries in conformity with prudent business practices and all requirements of law shall be made of all dealings and transactions related to this License Agreement and permit Licensor during normal business hours and upon reasonable notice to review, examine, audit and make copies of Licensee's books and records at any reasonable time and as often as may reasonably be desired to verify Net Sales or any other financial condition of Licensee.

2. Term.

a) This License Agreement shall commence on the Effective Date and shall continue for an initial term of one and one-half (1.5) years extending up to and through June 30, 2012 (the "Initial Term"), unless sooner terminated as provided herein.

b) Unless Licensee shall have given Licensor one-hundred twenty (120) days written notice before the end of the Initial Term of its intent to terminate this License Agreement, then this License Agreement shall automatically renew for a renewal period of four (4) years, commencing upon the expiration of the Initial Term through June 30, 2016 (the "First Renewal Term"), provided that Licensee is not in breach of any material obligation under this License Agreement as of the date of the commencement of the First Renewal Term. All terms and conditions of this License Agreement shall remain in full force and effect for the First Renewal Term, unless the parties mutually agree otherwise in writing signed by or on behalf of all parties. The Initial Term, the First Renewal Term and the Second Renewal Term (as defined below), if any, shall constitute the "Term." The "Term" shall also be deemed to refer to only the Initial Term if Licensee shall have given Licensor one-hundred twenty (120) days written

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
     notice before the end of the Initial Term of its intent to terminate this License Agreement.

c) Unless Licensee shall have given Licensor one-hundred twenty (120) days written notice before the end of the First Renewal Term of its intent to terminate this License Agreement, then this License Agreement shall automatically renew for a renewal period of four (4) years, commencing upon the expiration of the First Renewal Term through June 30, 2020 (the "Second Renewal Term"), provided that Licensee is not in breach of any material obligation under this License Agreement as of the date of the commencement of the Second Renewal Term. All terms and conditions of this License Agreement shall remain in full force and effect for the Second Renewal Term, unless the parties mutually agree otherwise in writing signed by or on behalf of all parties.

     During  the Second  Renewal  Term,  Licensee  shall be  responsible  to pay
     Licensor the License Fee, based on the percentages of Net Sales listed under Section 1(b) above, due on each January 1, April 1, July 1 and October 1 throughout the Second Renewal Term of this License Agreement. The minimum Net Sales for the Second Renewal Term shall be as follows:

Year of Second Renewal Term                      Minimum Net Sales
---------------------------                      -----------------
1. (July 1, 2016 through            $11,000,000   (approximately   60%   Leather
   June 30, 2017)                   Goods/40% Textile Goods)

2. (July 1, 2017 through            $14,000,000   (approximately   60%   Leather
   June 30, 2018)                   Goods/40% Textile Goods)

3. (July 1, 2018 through            $17,000,000   (approximately   60%   Leather
   June 30, 2019)                   Goods/40% Textile Goods)

4. (July 1, 2019 through            $20,000,000   (approximately   60%   Leather
    June 30, 2020)                  Goods/40% Textile Goods)

d) Notwithstanding any language contained herein to the contrary, if Licensee shall fail to meet the Minimum Net Sales requirement set forth herein for the applicable year of this License Agreement, then Licensor shall have the absolute right during the Initial Term, the First Renewal Term or the Second Renewal Term to terminate this License Agreement upon ninety (90) days written notice from Licensor to Licensee.

3. Quality Control and Standards.

a) Licensee will use the Trademark in a manner consistent with Licensor's standards of, and reputation for, quality. Licensee agrees that the Trademark has an established prestige and goodwill, is well recognized by the trade and the public, and that the Trademark is of great importance and

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
     value  to  Licensor.  Licensee  agrees  that  all  uses  of the  Trademark, including all tags, labels, cartons, containers, wrapping and other materials in which or with which Licensed Products are packaged or displayed (the "Packaging Materials"), will be in a commercially acceptable and responsible manner to protect the prestige of Licensor and the Trademark. The manner in which Licensee uses the Trademark, and the quality of products and/or services sold or offered by Licensee under the Trademark (and all related advertising, promotion business materials and packaging), will be commensurate with, and at least as high as, the quality, style, and manner in which Licensor has used the Trademark. In the event that the quality standards of the Trademark are not met or, in the event that said quality standards are not maintained, Licensee shall, upon reasonable written request by Licensor, discontinue such objectionable or non-conforming use of the Trademark.

b) Licensee agrees that the style and quality of all Licensed Products (including all trim and labeling) and their Packaging Materials shall be subject to Licensor's approval (the "Approval Process"); and that the Licensed Products will be manufactured, packaged, sold, distributed and promoted in accordance with all applicable laws and regulations. Licensor shall appoint a designated representative to conduct the Approval Process (the "Representative"). Licensee shall submit to the Representative, for prior review and approval at least one (1) representative sample or CAD of all proposed Licensed Products which are intended to incorporate the Trademark, including all designs, prototypes, trim and labels.

c) Licensee shall submit to the Representative, for prior review and approval and keep Representative reasonably apprised of all channels of distribution and advertising related to the Licensed Products. Representative shall have the absolute and unconditional right to approve or disapprove of such channels of distribution or advertising related to the Licensed Products.

4. Trademark Notice. Licensee agrees that it will not use the Trademark for any other purpose, goods or services not covered by this License Agreement, unless Licensor shall have consented to such additional use. Licensee agrees that it shall cause appropriate trademark notices and indicia of ownership of the Trademark to appear on any display thereof in accordance with Licensor's reasonable instructions.

5. Property of Licensor. Licensee recognizes the great value of the goodwill associated with the Trademark, and acknowledges that the Trademark and all rights therein and goodwill pertaining thereto belong to Licensor, and that Licensor owns the exclusive right to use and authorize others to use the Trademark outside of North America, including but not limited to, the use of the Licensed Products. To the extent any rights in and to the Trademark are deemed to accrue to Licensee, as a matter of law or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, including all related goodwill, to Licensor. If a secondary label or new logo format of the Trademark is to be used by Licensee, it shall be subject to the prior review and approval by Licensor and will be owned by Licensor. Additionally, Licensee

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
may not use, or authorize others to use, the Trademark (or variations or formatives thereof) as part of a trade name or corporate name, or as part of the name of a division of Licensee (unless specifically approved in writing by Licensor).

6. Maintenance and Enforcement of Trademark. Licensee agrees to assist Licensor, all at Licensor's cost and expense, to the extent reasonably necessary, to perfect, maintain, protect and enforce rights in and to the Trademark.

7. Trademark Validity - No Challenge by Licensee. Licensee agrees that it will not, during the Term of this License Agreement or thereafter, contest Licensor's ownership rights to the Trademark or contest the validity of this License Agreement. Except as expressly authorized herein, Licensee agrees not to use the Trademark or other symbol or language which are substantially identical with, colorably similar to, deceptively similar to or likely to be confused with the Trademark, except as specifically authorized by Licensor.

8. Infringements. Licensee shall promptly notify Licensor in writing of any uses which may come to Licensee's attention which may constitute infringements or imitations by others (including suspected counterfeits) of the Trademark. Licensor shall have the right to determine whether or not any action shall be taken against any such infringements or imitations and Licensee shall not institute any suit or take any action on its own. In the event that Licensor determines, together with Licensee or acts at Licensee's request, to address any infringement or other violation of the Trademark, Licensor and Licensee shall share equally the total costs and expenses (including reasonable attorney's fees) of such enforcement action. The selection of counsel and resolution of any such actions shall be controlled solely by Licensor in its discretion.

9.  Indemnification.  Licensee  hereby  indemnifies  Licensor  and its  parents, subsidiaries, affiliates, officers, directors, shareholders, principals, employees, agents and representatives, and their respective successors and assigns individually and in the aggregate, against and save and hold each and all of them harmless from any and all claims, losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which may arise in connection with Licensee's performance of this License Agreement, transactions arising therefrom, and all matters relating to Licensee's use of the Trademark. The provisions of this Section 9 and the obligations of Licensee set forth herein shall survive expiration or other termination of this License Agreement.

10. Notices. All notices, requests, consents demands, approvals and other communications, including the service of process, hereunder shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier that requires the addressee to acknowledge receipt thereof to the respective parties to this License Agreement as set forth below. Informal communications between the parties may be properly transmitted by e-mail or facsimile.

     a) If to Licensor

        Amincor, Inc.
        1350 Avenue of the Americas, 24th Floor
        New York, NY 10019
        Attn:
        Fax:
        e-Mail:

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
     b) If to Licensee:

        Brescia Apparel Corp.
        241 W. 37th Street, #926
        New York, NY 10018
        Attn:
        Fax:
        e-Mail:

11. Applicable Law, Jurisdiction. This License Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of New York and, as applicable, the laws of the United States of America, as if entered into and fully performed therein. Any dispute, controversy, difference or issue which may arise between the parties, unless settled by mutual consultation in good faith, shall be heard and determined exclusively in the federal district court in New York City, New York (Manhattan), without regard to choice of law or venue provisions; and each party hereby waives and relinquishes all right to attack or vacate the personal jurisdiction or suitability of such forum or venue. The parties each and all acknowledge and agree that all judgments and directions by the forum court (including temporary, preliminary and permanent injunctions) shall be complied with and enforceable against the parties, wherever they may be located. The parties further agree and acknowledge that all prior discussions concerning the subject matter of this License Agreement are merged into and superceded hereby, and there are no oral or other undertakings.

12. Severability. In the event that any term or provision of this License Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision, and this License Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

13. Integration, English Language. This License Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof. This License Agreement cannot be modified except by a written instrument signed by the parties hereto. The English language version of this License Agreement is and shall be deemed to be the only version hereof, valid and enforceable in accordance with its terms in all jurisdictions, countries and before all legal tribunals.

14. No Third Party Beneficiaries. Except as specifically identified herein, there are no third party beneficiaries to this License Agreement.

15. No Election of Remedies. All rights and remedies that either party may have hereunder or by operation of law are cumulative and the pursuit of one right or remedy will not be deemed an election to waive or renounce any other right or remedy.

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
16. Further Assurances. The Parties shall execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by either of the parties hereto, to evidence or give effect to this License Agreement or to enforce the Trademark.

17. Binding Agreement. This License Agreement will be binding upon, and inure to
the  benefit  of,  the  parties   and  their   respective   successors,   heirs,
sub-licensees, assigns, transferees and agents.

18. Confidentiality. Licensee and Licensor acknowledge that all non-public information relating to the business and operations of the other which it learns during the Term of this Agreement or has learned during negotiation of this Agreement (including any renewals, extensions or amendments thereof), (hereinafter collectively referred to as "Data") are valuable property of the providing party. Each of Licensor and Licensee acknowledges the need to preserve the confidentiality and secrecy of the Data of the other and agrees that, both during the Term of this Agreement and after the expiration or termination hereof, it shall not use or disclose the other's Data (except, (a) as required to perform under this Agreement, or (b) as may be reasonably necessary in connection with any lawsuit or governmental proceeding (provided that each party shall take reasonable steps to ensure its confidentiality in any such proceeding and give written notice with ample time to the other prior to disclosure to take any steps to maintain such confidentiality)). Each of Licensor and Licensee shall take all necessary steps to ensure that its use and use by its authorized designees (which use shall be solely as necessary for, and in connection with, the manufacture, distribution, sale, advertising or promotion of Licensed Products hereunder) shall preserve in all respects the confidentiality and secrecy of the Data. Notwithstanding the foregoing, the obligation to retain any Data as confidential shall terminate only at such time and to the extent that such becomes available on a non-confidential basis or becomes public knowledge and in the public domain through no fault of such party. This obligation shall survive the expiration or termination of this Agreement.

19. Force Majeure. The parties hereto shall not be liable for failure of performance hereunder if occasioned by war, declared or undeclared, fire, flood, interruption of transportation, embargo, accident, explosion, inability to procure or shortage of supply of material, equipment or production facilities, prohibition of import or export of the Licensed Products, governmental orders, regulations, restrictions, priorities or rationing, or by strikes, lockouts, or other labor troubles, interfering with the supplies of raw materials entering into their production or any other event, cause or circumstance beyond such party's control. Any suspension of performance by reason of this provision shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the Term of this Agreement.

20. Counterparts. This License Agreement may be executed in any number of counterparts, and any party may execute any such counterpart, each of which when executed and delivered, including by facsimile signature, shall be deemed to be an original, and all of which counterparts together will constitute one and the same instrument. This License Agreement shall become binding when all counterparts taken together have been executed and exchanged between the Parties.

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By their execution below, the parties hereto have agreed to all of the terms and conditions of this License Agreement.

AMINCOR, INC.                                 BRESCIA APPAREL CORP.


By: /s/ Joseph F. Ingrassia                   By: /s/ Michael Brescia
   ------------------------------                 ------------------------------
Name: Joseph F. Ingrassia                     Name: Michael Brescia
Title: VP                                     Title: Pres

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